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                   -----------------------------------------

                            CERTIFICATE OF AMENDMENT
                                       OF
                           CERTIFICATE OF DESIGNATION
                           (SERIES J PREFERRED STOCK)
                                       OF
                               ESYNCH CORPORATION

                   Pursuant to Section 242(b) of the General
                   Corporation Law of the State of Delaware
                   -----------------------------------------



It is hereby certified that:

     1. The name of the corporation (hereinafter called the "Corporation") is eSynch Corporation.

     2. The Certificate of Designation (Series J Preferred Stock) of the Corporation was filed with the Secretary of State of Delaware on August 2, 1999 and amended pursuant to a Certificate of Amendment filed with the Secretary of State of Delaware on August 12, 1999.

     3. The Certificate of Designation (Series J Preferred Stock) of the Corporation is hereby amended by deleting the proviso in the last sentence of section 5(a) and by substituting in lieu thereof the following new proviso:

                   "PROVIDED, that if during the period of 120 consecutive
            days immediately following the Closing Date the Conversion Price is less than the Fixed Conversion Price (as defined in Section 5(d)(ii)) (the "Floor Price"), then, and only during such 120 day period, the Conversion Rate shall be equal to the quotient of (A) the Liquidation Preference Amount of the Shares of Series J Convertible Preferred Stock being converted divided by (B) the Floor Price."

     4. The Certificate of Designation (Series J Preferred Stock) of the Corporation is hereby amended by deleting section 5(d)(ii) in its entirety and substituting in lieu thereof the following new section 5(d)(ii):

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                   "(ii) The term "Fixed Conversion Price" shall mean $3.50.
            The Six Day Average Share Price is referred to herein as the "Average Share Prices."

     5. The Certificate of Designation (Series J Preferred Stock) of the Corporation is hereby amended by deleting section 5(d)(iii)(A) in its entirety and substituting in lieu thereof the following new section 5(d)(iii)(A):

                   "(A) the Fixed Conversion Price, or"

     6. The Certificate of Designation (Series J Preferred Stock) of the Corporation is hereby amended by deleting "(II)" in the third line of section 5(d)(iii) and substituting in lieu thereof "(B)".

     7. The Certificate of Designation (Series J Preferred Stock) of the Corporation is hereby amended by adding to the end of section 5(f) the following new sentence:

                   "In the event a holder shall elect to convert any shares of Series J Convertible Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such holder or any one associated or affiliated with such holder has been engaged in any violation of law, unless, an injunction from a court, on notice, restraining and/or adjoining conversion of all or of said shares of Series J Convertible Preferred Stock shall have been issued and the Company posts a surety bond for the benefit of such holder in the amount of the difference between the Conversion Price and the Closing Bid Price on the trading day preceding the date of the attempted conversion multiplied by the number of shares of Series J Convertible Preferred Stock sought to be converted, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such holder in the event it obtains judgment."

     8. The amendment to the Certificate of Designation (Series J Preferred Stock) herein certified has been duly adopted in accordance with the provisions of Section 242(b) of the General Corporation Law of the State of Delaware.


Signed on September 30, 1999.

                                       ESYNCH CORPORATION


                                       By: /s/ Thomas Hemingway
                                          -------------------------------
                                          Name: Thomas Hemingway
                                          Title: Chief Executive Officer



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